EXHIBIT 99.1

SGI Announces Q2 FY2004 Preliminary Financial Results

MOUNTAIN VIEW, Calif. (January 8, 2004)- Silicon Graphics (NYSE: SGI) said today that it anticipates revenue for its second fiscal quarter ended December 26, 2003 to be approximately $235 million, within the guidance range of $220 million to $240 million projected in the company's October 20, 2003 conference call.

Based on this preliminary data, SGI currently expects to report an operating loss between $5 million and $10 million on a GAAP basis, including approximately $13 million of Other Operating Expenses associated with restructuring announced in August and non-cash charges related to the ongoing consolidation of SGI's corporate headquarters announced in July. Without these charges, SGI would expect to have recorded an operating profit of between $5 million and $10 million. Unrestricted cash, cash equivalents and marketable investments at December 26, 2003 are expected to be approximately $105 million, in line with the previous guidance.

On December 26, 2003, SGI completed its exchange offer for its 5.25% Senior Convertible Debentures due September 2004 ("2004 Notes"). More than 98% of the existing noteholders tendered their notes in exchange for new Senior Secured Convertible Notes due 2009 or new Senior Secured Notes due 2009 (the "New Notes"). SGI will account for the exchange as an extinguishment of the 2004 Notes. As a result, SGI expects to record a non-cash charge to Interest and Other Expense of approximately $30 million in the second fiscal quarter, based on the estimated fair value of the New Notes at the closing date. Approximately $20 million of this amount will be recorded as a component of long-term debt and will be amortized as a benefit to income over the term of the New Notes and the remainder will be recorded to additional paid in capital. Neither the initial charge nor the future amortization will have any cash impact.

Actual results for the second quarter, along with guidance for the third quarter of fiscal 2004, will be discussed in the company's regularly scheduled conference call on January 21, 2004. The statements in this release regarding estimated results are based on preliminary information and management's current expectations and assumptions, and are subject to change. Silicon Graphics undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.